EXHIBIT 99

(GRAPHIC OMITTED)
CUMMINS INC.                                                                           NEWS RELEASE

Jason Rawlings
Director- Public Relations
812-377-7719

For Immediate Release
Date: April 14, 2003

Cummins Provides Revised Guidance and Update on Financial Filings
-- Global Uncertainty and Soft Demand in Major Markets Impact First Quarter - -

COLUMBUS, Ind. -- April 14, 2003 -- Cummins Inc. (NYSE: CUM) today announced that it anticipates first quarter results to be a loss in the range of $.85 to $.95 per share. These results were attributable to lower capital spending and weak consumer markets stemming from global political and economic uncertainty. Most markets had soft demand, but Power Generation continued to deteriorate.

The Company normally experiences seasonal weakness in the first quarter, with March being the strong month. As a result of global uncertainty, normal gains in March were not realized. However, the Company expects to see increased earnings throughout the remainder of the year.

"There are more than 5,600 of our new, environmentally compliant heavy-duty engines in service. They have accumulated more than 60 million miles of road experience, as well as endorsements from very satisfied drivers," said Tim Solso, Cummins Chairman and CEO.

Tim Solso will be a speaker on the Company's first quarter earnings release teleconference at 9 a.m. (EST) on Thursday, April 17, 2003. A Company news release discussing the topic of the teleconference will be available on Business Wire before the call.

The Company also announced that it will restate its 2000 and 2001 financials. The restatement relates to the previously announced need for a non-cash accounts payable adjustment primarily associated with the implementation of a new enterprise resource planning system in one of its plants. This restatement will require a re-audit of the 2000 and 2001 financials by the Company's new auditors, PricewaterhouseCoopers, LLP (PwC) since Arthur Andersen, LLP was Cummins auditors for those periods and is no longer providing auditing services.

The non-cash adjustment totals approximately $15.4 million after tax ($23.1 million pre-tax) and will be spread across multiple years, beginning in 1995.

Cummins has discussed the accounting adjustment with the Securities and Exchange Commission (SEC) and the Company's auditors, PwC, and has concluded that a restatement is necessary. The Company has found no evidence of fraud or willful misconduct on the part of any employee.

The re-audit will be completed as quickly as possible. Cummins will file its 2002 Form 10-K as soon as practicable following the finalization of the re-audit. The Company also intends to release unaudited financial statements for 2002. The 2000 and 2001 financial statements, as previously reported, are subject to change as a result of the re-audit.

The April 17 teleconference will be simultaneously webcast. The webcast can be accessed through Cummins website.  Access the Investor Relations home page and choose the link for the teleconference.

A digital replay will be available at 1 p.m. (EST) and 5 p.m. (EST), beginning on April 17 through April 24, by dialing 1-800-332-6854 (domestic access) or 973-528-0005 (international access) with ID# 2866.

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves its customers through more than 500 company-owned and independent distributor locations in 131 countries and territories. With 23,700 employees worldwide, Cummins reported sales of $5.9 billion in 2002. Press releases by fax can be requested by calling News On Demand (toll free) at 888-329-2305.

Information provided in this release that is not purely historical is considered to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the Company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.